Exhibit 10.1

CONSULTING, CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENT

This Consulting, Confidentiality and Proprietary Rights Agreement (“Agreement”) is entered into as of the 31st day of October, 2006, by and between VIASPACE Inc., a Nevada Corporation and Denda Associates Co., Ltd. (“Consultant”).

WHEREAS, Company desires to engage Consultant to provide certain services as set forth on the Schedule.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions contained herein, the parties hereto agree as follows:

1. Engagement. The Company hereby engages Consultant to perform those duties set forth in the Schedule attached hereto and such other duties as may be requested from time to time by the Managers of the Company. Consultant hereby accepts such engagement upon the terms and subject to conditions set forth in this Agreement.

2. Compensation. For the services rendered by Consultant under this Agreement, the Company shall pay to Consultant the compensation specified in the Schedule, subject to the terms and conditions set forth in this Agreement.

3. Term and Survivability. The term of this Agreement shall be for a period of as specified in the Schedule beginning on the Effective Date. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time, with or without cause, effective immediately upon 30 days written notice to the other party.

Upon termination of this Agreement the following sections of this Agreement shall survive such termination: Sections 3, 5, 6, 7, 8, 10, 12 and 13.

4. Costs and Expenses of Consultant’s Performance. All costs and expenses of Consultant’s performance hereunder shall be borne by Consultant, unless the Company agrees in writing to reimburse or pay such costs and expenses or as set forth on the Schedule attached hereto.

5. Taxes. As an independent contractor, Consultant acknowledges and agrees that he is solely responsible for the payment of any taxes and/or assessments imposed on account of the payment of compensation to, or the performance of services by Consultant pursuant this Agreement, including, without limitation, any unemployment insurance tax, federal and state income taxes, federal Social Security (FICA) payments, and state disability insurance taxes. The Company shall not make any withholdings or payments of said taxes or assessments with respect to amounts paid to Consultant hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold such taxes or assessments from amounts due Consultant, and any such withholding shall be for Consultant’s account and shall not be reimbursed by the Company to Consultant. Consultant expressly agrees to make all payments of such taxes, as and when the same may become due and payable with respect to the compensation earned under this Agreement.

6. Confidentiality. Consultant agrees that Consultant will not, except when required by applicable law or order of a court, during the term of this Agreement or thereafter, disclose directly or indirectly to any person or entity, or copy, reproduce or use, any Trade Secrets (as defined below) or Confidential Information (as defined below) or other information treated as confidential by the Company known, learned or acquired by the Consultant during the period of the Consultant’s engagement by the Company. For purposes of this Agreement, “Confidential Information” shall mean any and all Trade Secrets, knowledge, data or know-how of the Company, or of third parties in the possession of the Company, and any nonpublic technical, training, financial and/or business information treated as confidential by the Company, whether or not such information, knowledge, Trade Secret or data was conceived, originated, discovered or developed by Consultant hereunder. For purposes of this Agreement, “Trade Secrets” shall include, without limitation, any formula, concept, pattern, processes, designs, device, software, systems, list of customers, training manuals, marketing or sales or service plans, business plans, marketing plans, financial information, or compilation of information which is used in the Company’s business. Any information of the Company which is not readily available to the public shall be considered to be a Trade Secret unless the Company advises Consultant in writing otherwise. Consultant acknowledges that all of the Confidential Information is proprietary to the Company and is a special, valuable and unique asset of the business of the Company, and that Consultant’s past, present and future engagement by the Company has created, creates and will continue to create a relationship of confidence and trust between the Consultant and the Company with respect to the Confidential Information. Furthermore, Consultant shall immediately notify the Company of any information which comes to his attention which might indicate that there has been a loss of confidentiality with respect to the Confidential Information. In such event, Consultant shall take all reasonable steps within his power to limit the scope of such loss.

7. Return of the Company‘s Proprietary Materials. Consultant agrees to deliver promptly to the Company on termination of this Agreement for whatever reason, or at any time the Company may so request, all documents, records, artwork, designs, data, drawings, flowcharts, listings, models, sketches, apparatus, notebooks, disks, notes, copies and similar repositories of Confidential Information and any other documents of a confidential nature belonging to the Company, including all copies, summaries, records, descriptions, modifications, drawings or adaptations of such materials which Consultant may then possess or have under his control. Concurrently with the return of such proprietary materials to the Company, Consultant agrees to deliver to the Company such further agreements and assurances to ensure the confidentiality of proprietary materials. Consultant further agrees that upon termination of this Agreement, Consultant shall not retain any document, data or other material of any description containing any Confidential Information or proprietary materials of the Company.

8. Assignment of Proprietary Rights. Other than the Proprietary Rights listed on the Schedule attached hereto, Consultant hereby assigns and transfers to the Company all right, title and interest that Consultant may have, if any, in and to all Proprietary Rights (whether or not patentable or copyrightable) made, conceived, developed, written or first reduced to practice by Consultant, whether solely or jointly with others, during the period of Consultant’s engagement by the Company which relate in any manner to the actual or anticipated business or research and development of the Company, or result from or are suggested by any task assigned to Consultant or by any of the work Consultant has performed or may perform for the Company.

Consultant acknowledges and agrees that the Company shall have all right, title and interest in, among other items, all research information and all documentation or manuals related thereto that Consultant develops or prepares for the Company during the period of Consultant’s engagement by the Company and that such work by Consultant shall be work made for hire and that the Company shall be the sole author thereof for all purposes under applicable copyright and other intellectual property laws. Other than the Proprietary Rights listed on the Schedule attached hereto, Consultant represents and covenants to the Company that there are no Proprietary Rights relating to the Company’s business which were made by Consultant prior to Consultant’s engagement by the Company. Consultant agrees promptly to disclose in writing to the Company all Proprietary Rights in order to permit the Company to claim rights to which he may be entitled under this Agreement. With respect to all Proprietary Rights which are assigned to the Company pursuant to this Section 8, Consultant will assist the Company in any reasonable manner to obtain for the Company’s benefit patents and copyrights thereon in any and all jurisdictions as may be designated by the Company, and Consultant will execute, when requested, patent and copyright applications and assignments thereof to the Company, or other persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement. Consultant will further assist the Company in every way to enforce any patents, copyrights and other Proprietary Rights of the Company.

9. Trade Secrets of Others. Consultant represents to the Company that his performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information or trade secrets acquired by Consultant in confidence or in trust prior to its engagement by the Company, and Consultant will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to others. Consultant agrees not to enter into any agreement, either written or oral, in conflict with this Agreement.

10. Other Obligations. Consultant acknowledges that the Company, from time to time, may have agreements with other persons which impose obligations or restrictions on the Company regarding proprietary rights made or developed during the course of work thereunder or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

11. Independent Contractor. Consultant is an independent contractor and shall not be deemed to be an employee or agent of the Company for any purpose whatsoever.

12. Indemnification.

(a) Consultant shall, at his own expense, defend, indemnify and hold harmless the Company and its employees, officers, directors, licensees and agents from and against any and all liabilities, claims, actions, losses, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Claims”) relating to or arising out of Consultant’s actual or alleged (i) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right; (ii) breach of this Agreement or any other agreement; (iii) violation of any law, statute, ordinance, order, rule or regulation; or (iv) act or omission in connection with the performance of any of the services called for by this Agreement, or any negligence or intentional misconduct in connection with such performance; provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from the Company’s actual violation of any law, statute, ordinance, order, rule or regulation or to the extent such Claim is found to be primarily and directly based upon written information provided by the Company to Consultant.

(b) The Company shall, at its own expense, defend, indemnify and hold harmless the Consultant from and against any and all Claims (i) relating to or arising out of the Company’s actual or alleged violation of any law, statute, ordinance, order, rule or regulation; or (ii) to the extent such Claim is primarily and directly based upon written information provided by the Company to Consultant; provided, however, the foregoing shall not apply to any portion of such Claims to the extent it is found to have resulted primarily and directly from Consultant’s (A) infringement of any United States patent, foreign letters patent, license, trademark, copyright, trade secret or any other proprietary right; (B) breach of this Agreement or any other agreement; (C) violation of any law, statute, ordinance, order, rule or regulation; or (D) act or omission in connection with the performance of any of the services called for by this Agreement, or any negligence or intentional misconduct in connection with such performance.

13. Non-Solicit. Consultant will not, during the term this Agreement and for one year thereafter, directly or indirectly (whether as an owner, partner, shareholder, agent, officer, director, employee, independent contractor, consultant, or otherwise) with or through any individual or entity: (i) employ, engage or solicit for employment any individual who is, or was at any time during the twelve-month period immediately prior to the termination of this Agreement for any reason, an employee of the Company, or otherwise seek to adversely influence or alter such individual’s relationship with the Company; or (ii) solicit or encourage any individual or entity that is, or was during the twelve-month period immediately prior to the termination of this Agreement for any reason, a customer or vendor of the Company to terminate or otherwise alter his, her or its relationship with the Company or any of its affiliates.

14. Equitable Remedies. In the event of a breach or threatened breach of the terms of this Agreement by Consultant, the parties hereto acknowledge and agree that it would be difficult to measure the damage to the Company from such breach, that injury to the Company from such breach would be impossible to calculate and that monetary damages would therefore be an inadequate remedy for any breach. Accordingly, the Company, in addition to any and all other rights which may be available, shall have the right of specific performance, injunctive relief and other appropriate equitable remedies to restrain any such breach or threatened breach without showing or proving any actual damage to the Company.

15. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of California. In the event a judicial proceeding is necessary, the sole forum for resolving disputes arising under or relating to this Agreement are the Municipal and Superior Courts for the County of Los Angeles, California or the Federal District Court for the Central District of California and all related appellate courts, and the parties hereby consent to the jurisdiction of such courts, and that venue shall be in Los Angeles County, California.

16. Entire Agreement: Modifications and Amendments. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect-to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The Schedule referred to in this Agreement is incorporated into this Agreement by this reference. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the parties or by their agents duly authorized in writing or as otherwise expressly permitted herein.

17. Attorneys Fees. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

18. Prohibition of Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Consultant without the prior written consent of the Company. Any assignment of rights or delegation of duties or obligations hereunder made without such prior written consent shall be void and of no effect.

19. Binding Effect: Successors and Assignment. This Agreement and the provisions hereof shall be binding upon each of the parties, their successors and permitted assigns.

20. Validity. This Agreement is intended to be valid and enforceable in accordance with its terms to the fullest extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable by any court of competent Jurisdiction, the invalidity or unenforceability of such provision shall not affect the validity or enforceability of all the remaining provisions hereof.

21. Notices. All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed duly given if delivered personally or by telecopy or mailed by registered or certified mail (return receipt requested) or by Federal Express or other similar courier service to the parties at the following addresses or (at such other address for the party as shall be specified by like notice):

(i) If to the Company:

VIASPACE Inc.
171 N. Altadena Dr.

Pasadena, CA 91107

Tel: (626) 768-3360

Fax: (626) 578-9063

Attn: Legal Department

(ii) If to the Consultant:

Denda Associates Co. Ltd

Yaesu Dai Bldg. 7F

1-1-1 Kyobashi, Chuo-Ku

Tokyo 104-0031 Japan
Tel: +81-3-3231-2701
Fax: +81-3-3231-2703
Attn: Norman Denda

Any such notice, demand or other communication shall be deemed to have been given on the date personally delivered or as of the 5 days of the date mailed, as the case may be.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Consultant

     /S/ NOBUYUKI DENDA

Norman Denda

VIASPACE INC.

By:     /S/ CARL KUKKONEN
Name: Carl Kukkonen
Title: CEO

Schedule

1.	Duties of Consultant:

Denda Associates will serve as representative of VIASPACE and its subsidiary companies including Direct Methanol Fuel Cell Corporation (DMFCC) and Arroyo Sciences in Japan. Denda

Associates will use best efforts to make introductions to Japanese companies including at the top level; assist VIASPACE to schedule meetings, follow-up on meetings, obtain information on potential business relationships, explain DMFCC’s intellectual property position and business model, perform liaison with the press and other functions as mutually agreeable. The Consulting Agreement is entered into by VIASPACE Inc., but conditions contained in the Agreement cover all VIASPACE Inc. subsidiaries including Arroyo Sciences Inc, Direct Methanol Fuel Cell Corporation, and Ionfinity LLC.

2.	Compensation of Consultant:

Cash: $6,667 per month plus commission and bonus described below

Commission: In addition to the cash compensation, a commission will be paid based on sales to Approved Customers and on sales of Approved Products. An Approved Customer is a customer that is approved in advance in writing by VIASPACE, and that Denda Associates has visited at least twice on behalf of VIASPACE subsequent to such written approval. An Approved Product is a product such as a DMFCC fuel cartridge that an Approved Customer agrees to use, but may not be sold directly to the OEM. In order to qualify for a commission, the initial sales to the Approved Customer must occur within twelve months of the termination of this Agreement or a contract for an Approved Product must be signed within six months of the termination of this Agreement. Commissions for an Approved Customer or for an Approved Product by such Approved Customer are payable for a period of four years from the date on which VIASPACE approved such customer in writing . For the avoidance of doubt, commissions are payable after the termination of this Agreement, provided that this Agreement was not previously terminated for cause by VIASPACE.

The commission rate in any year (measured from the date of this Agreement) is initially 5% until a total commission of $40,000, in the aggregate, has been received by Denda Associates. After that, the commission rate is then reduced to 3%.

The commission rate is based on total development funding and product sales, except for Approved Product cartridge sales. For cartridge sales, the commission is based on the difference between the revenue received by DMFCC for the cartridge and the amount paid by DMFCC to obtain it.

Bonus: The following bonuses are available to Denda Associates if milestones described in the following are met within 12 months of the signing of this agreement:

1. Upon signing of the first publicly acknowledged cartridge supply agreement with an OEM, VIASPACE will recommend to the Board of Directors that Denda Associates be granted 50,000 shares of VIASPACE unregistered / restricted stock. 25,000 shares will be recommended for subsequent publicly acknowledged cartridge supply agreements.

2. Upon signing of a publicly acknowledged contract exceeding $100,000, VIASPACE will recommend to the Board of Directors that Denda Associates be granted 25,000 shares of VIASPACE unregistered / restricted stock.

The term of this Agreement is automatically renewed unless notified 60 days prior to expiration of the agreement.

3. Proprietary Rights of Consultant: None

4. Expenses: Any expenses to be charged to VIASPACE must be approved in advance.